Exhibit 99.1

News Release

Contacts:

MEDIA:	INVESTORS/ANALYSTS:
Greg Gable	Rich Fowler
Charles Schwab	Charles Schwab
Phone: 415-667-0473	Phone: 415-667-1841

THE CHARLES SCHWAB CORPORATION ANNOUNCES REDEMPTION OF OUTSTANDING

4.950% SENIOR NOTES DUE 2014

SAN FRANCISCO, November 21, 2012 - The Charles Schwab Corporation announced today that it will redeem all of its outstanding 4.950% Senior Notes due 2014 (the “Notes”) on December 21, 2012, the redemption date.

The redemption price is equal to the sum of the principal amount of the Notes outstanding, a make-whole premium which will be calculated three business days prior to the redemption date in accordance with the related indenture, and accrued and unpaid interest on the Notes up to, but not including, the redemption date. The company noted that it expects to apply gains from the sale of selected investment portfolio securities to offset the costs associated with the debt redemption. The aggregate principal amount of Notes currently outstanding is approximately $494 million. The company also noted that it expects to issue a lesser amount of new debt at a later date.

This is not an offer to sell or a solicitation of an offer to buy any securities.

Forward Looking Statements

This press release contains forward looking statements relating to the company’s offset of the costs associated with the debt redemption and the issuance of new debt. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important factors that may cause such differences include, but are not limited to, market conditions, demand for new corporate debt issues and other factors set forth in the company’s Form 10-Q for the period ending September 30, 2012.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 300 offices and 8.7 million client brokerage accounts, 1.6 million corporate retirement plan participants, 851,000 banking accounts, and $1.9 trillion in client assets. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; compliance and trade monitoring solutions; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and mortgage services and products. More information is available at www.schwab.com and www.aboutschwab.com.